BULL & BEAR GLOBAL INCOME FUND, INC.

                              ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

     FIRST: The charter of Bull & Bear Global Income Fund, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting existing Article II in its entirety and substituting in lieu thereof a new article to read as follows:

                                 ARTICLE II NAME

     The name of the corporation (hereinafter called the "Corporation") is Global Income Fund, Inc.

     SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

     THIRD: The undersigned Co-President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Co-President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

     IN WITNESS WHEREOF, the Corporation has caused these Articles to be signed in its name and on its behalf by its Co- President and attested to by its Secretary on this 24th day of November, 1998.

ATTEST:                                        BULL & BEAR GLOBAL
                                               INCOME FUND, INC.



/s/ Deborah Ann Sullivan                       By:Thomas B. Winmill
--------------------------                        -----------------------
Deborah Ann Sullivan, Esq.                        Thomas B. Winmill
Secretary                                         Co-President